                                                                    EXHIBIT 10.7

                                  ADDENDUM TO

                     DELBERT W. YOCAM EMPLOYMENT AGREEMENT


          The parties have agreed to amend the terms of that certain employment agreement between them dated November 21,1996, as follows:

          Paragraph 6(a) is amended to provide that the two million dollar ($2,000,000) home purchase loan is to be forgiven as of February 28, 1997, and the Company shall make an additional income payment to Executive on the date of loan forgiveness sufficient to pay all state and federal tax, social security and other applicable pay deductions.

          Paragraph 10(g) shall be amended to reflect that the amount of the home purchase loan ($2,000,000) is also subject to the gross up calculation set forth above.

          Except as specifically set forth in this addendum, all other terms of the employment agreement shall remain the same.

          IN WITNESS WHEREOF, the parties have executed this addendum on this 5th day of March 1997.



                                        BORLAND INTERNATIONAL, INC.



                                        /s/ Stephen J. Lewis
                                           ----------------------------------
                                        By: Stephen J. Lewis
                                           Chairman, Organization & Compensation
                                           Committee, Borland International


                                        /s/ Delbert W. Yocam
                                           ----------------------------------
                                           Delbert W. Yocam

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


                             EMPLOYMENT AGREEMENT
                             --------------------


          THIS EMPLOYMENT AGREEMENT ("Agreement"), effective the 25th day of November, 1996, is entered into by and between Delbert W. Yocam ("Executive") and Borland International, Inc., a Delaware corporation (the "Company") with reference to the following:

     Executive and the Company deem it to be in their respective best interests to enter into an agreement providing for the employment of Executive with the Company pursuant to the terms herein stated.

     The parties have agreed and do hereby agree as follows:

          1.   EMPLOYMENT.
               ----------

               (a) The Company does hereby employ, engage and hire Executive as Chairman of the Board and Chief Executive Officer of the Company, and Executive does hereby accept and agree to such hiring, engagement, and employment.

               (b) Executive shall also be appointed as of the Effective Date to serve on the Board of Directors of the Company. Executive agrees to serve as a director of the Company upon such appointment and to resign such directorship if requested upon the termination of his employment with the Company.

          2.   TERM OF AGREEMENT.
               ------------------

               (a) The initial term ("Term") of this Agreement shall commence on December 2, 1996 (the "Effective Date") and, unless Executive's employment hereunder is earlier terminated or extended in accordance with the terms of this Agreement, shall expire on May 31, 1999. Executive shall have the irrevocable right to extend the term of this Agreement for a second thirty (30) month period. To be invoked, notice of the exercise of such right must be given no sooner than during the 18th month following the Effective Date and no later than during the 24th month following the Effective Date. Notwithstanding any extension of the term of this Agreement in accordance with this Section, in no event shall any obligation of the Company to continue to pay cash compensation in the event of the termination of Executive's employment extend beyond thirty
(30) months from the date of termination.

               (b) Notwithstanding anything to the contrary contained herein, Executive and the Company acknowledge and agree that from November 14, 1996, Executive has made himself available to advise the Company as requested by the Company's Board of Directors and that he will continue to do so until the Effective Date.

          3.   DUTIES.
               ------

               (a) Executive shall act as Chairman and CEO and perform duties consistent with those positions on a full time basis. The Company and Executive acknowledge that it is expected that the Company will have four regular board meetings annually with any additional meetings to be called by the Executive; provided however, that the foregoing shall not limit the ability of a director to call a Board meeting to the extent permitted under Delaware law or the Company's Bylaws.

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

               (b) Executive shall be allowed to continue to serve as a member of the board of directors of four to six additional companies.

          4.   CASH COMPENSATION.
               ------------------

               (a) On the date of this Agreement, Executive shall be paid an amount calculated to net Executive two million dollars ($2,000,000) after withholding by Company to pay all state and federal tax, social security and other applicable pay deductions. One half of this bonus is nonrefundable. Except in the event of death or disability, the second half of this bonus is refundable to Company in the event Executive terminates his employment with the Company (other than a "constructive termination" or termination by Executive for "good reason," both as defined below) or fails to be available for his duties as Chairman and CEO for fifteen months (455 days) after the Effective Date. Termination of Executive by the Company for any reason, with or without cause, including constructive termination or termination by Executive for good reason, shall not entitle the Company to a return of any of refundable or nonrefundable portion of this bonus.

               (b) Executive's pay will be $360,000 per year ("base pay") and a performance based bonus amount which is a percentage of base pay. The bonus pay for the months preceding April 1, 1998 (approximately 16 months) shall be guaranteed to be not less than 100% of base pay, with the bonus accruing prior to April 1, 1997 to be paid on April 1, 1997. After April 1, 1998, bonus pay shall not be less than 50% nor more than 300% of base pay in any one year. Target performance shall result in a 100% bonus award. Annual salary and bonus pay are guaranteed for the term (30 months) of this Agreement unless Executive is terminated for cause or terminates his employment (other than a constructive termination or termination for good cause).

               (c) Salary shall be paid twice-monthly or every two weeks in accordance with regular Company payroll policies. Bonus awards shall be calculated and paid promptly on April 1, 1997, and thereafter in accord with the Company's general pay schedule.

               (d) In the event any additional compensation (other than salary, bonus plans and options) is currently available to executive level employees generally and the terms and conditions set forth herein do not provide for comparable or more favorable similar benefits to Executive, Executive shall receive a comparable benefit without reduction for any compensation identified above.

          5.   STOCK OPTION GRANT.
               -------------------

               (a) The Company confirms that it has granted Executive a non-statutory option to purchase 1,100,000 shares of common stock of the Company at an option price equal to $5.50 per share. These shares shall vest in equal daily amounts from November 14, 1996 (the "Grant Date") over the thirty (30) month term from such date. In addition to the daily vesting, 25% of such grant shall vest upon the one year anniversary of the Grant Date. Based upon the foregoing, shares shall vest at the rate of 1222 shares per day for the first year, plus 275,000 shares on the first year anniversary of the Grant Date and 713 shares per day until all 1,100,000 shares are vested.

               (b) The vesting of these option shares shall accelerate in the following circumstances:

                         (1)  If Executive is terminated without cause,
including constructive termination and termination for good reason.

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

                         (2)  If Executive voluntarily terminates after a
"change in control" as hereinafter defined; provided however, that in such situation, the vesting shall only accelerate as to the number of additional shares which would have vested in the twelve (12) month period following the date of termination.

               (c) Except as expressly set forth in this Agreement, all terms and conditions of this stock option grant shall be the terms and conditions of the Company's 1992 Stock Option Plan and amendments and attached form of Nonstatutory Stock Option Agreements.

          6.   RELOCATION AND TEMPORARY RESIDENCE.
               -----------------------------------

               (a) The Company shall make a two million dollar ($2,000,000) unsecured loan, interest-free to Executive for the purpose of purchasing a residence in California. The loan shall be forgiven by the Company at the rate of $200,000 for each quarter of Executive's employment with the Company, regardless of the date of funding. This loan with its referenced terms shall hereinafter be referred to as the "residence purchase loan." The entire loan balance shall be forgiven coincident with Executive's completion of the thirty
(30) month term of this Agreement. The entire loan fund shall be placed in escrow at North American Title or such other escrow as may be agreed by the parties within five (5) days of the date Executive begins full time employment. Instructions shall be provided to the escrow agent to the effect that the principal of the loan fund shall be promptly paid to a closing escrow as directed by Executive for his purchase of a California residence. If the Employee's employment with the Company is terminated by the Company other than for cause, including constructive termination or termination by Executive for good reason, all of the residence purchase loan, whether previously forgiven or not, shall be distributed to Executive. In the case of a termination for cause or any other willful termination by Employee, that portion of the residence purchase loan which has been forgiven shall be distributed to Executive and the balance returned to the Company.

               (b) The Company shall pay all reasonable and customary closing costs on sale of Executive's Portland home and the purchase of a California home, including loan fees, loan discount points, escrow fees, title insurance and appraisal fees. The Company shall also pay all reasonable moving expenses. The Company agrees to pay such expenses so long as incurred on or before the sixtieth (60th) day after the expiration of the initial Term of this Agreement. The Company shall pay these expenses upon submission of billing statements or escrow closing statements; provided that the maximum amount reimbursable pursuant to this Section shall be $150,000.

               (c) The Company shall also pay reasonable living expenses for the first six months of the term of employment to allow Executive to live in the Santa Clara, Santa Cruz or San Mateo County area before a new family residence is purchased. The Company shall also pay reasonable travel expenses between Oregon and California for Executive and his family during first six months of his term of employment. The Company shall pay these expenses upon submission of expense reports; provided that the maximum amount reimbursable pursuant to this Section shall be $50,000.

          7.   BENEFITS.
               --------

               (a) Executive shall be entitled to such benefits as other Company executives are entitled to in addition to the terms and conditions of this Agreement, including but not limited to medical and dental insurance; provided however, that the foregoing shall not apply to the extent that this Agreement provides a similar more favorable benefit to Executive.

               (b) Executive shall receive 240 hours per year vacation time. He shall be entitled to

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

take a full year's vacation allocation during the first 12 months of his employment.

               (c) Air travel at Company's expense shall be business class unless no business class is available, in which event Executive shall travel first class.

          8.   CHANGE IN CONTROL.
               -----------------

               (a) For purposes of this Agreement, a "change in control" of the Company shall have occurred under the following circumstances:

                    (1) If any person, as defined in Section 14(d) of the Securities Exchange Act of 1934, other than the Company or any employee benefit plan sponsored by the Company, becomes the "beneficial owner" as defined in Rule 13(d-3) under the Exchange Act, directly or indirectly of 10 percent or more of the combined voting power of the Company's voting securities; provided that no change in control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in Executive or a group of persons which includes Executive acquiring 10 percent or more of the combined voting power of the Company's voting securities.

                    (2) If there is a sale or merger of the Company, the result of which is that the holders of the Company's voting securities prior to such transaction do not own or control 50% or more of the voting securities of the surviving entity .

                    (3) After any change in control, termination of this Agreement by either party, except termination for cause, shall not affect Executive's rights to receive all of the cash compensation (including signing bonus), stock option, residence purchase loan and other benefits to which he is otherwise entitled to receive, including an acceleration of the vesting of his stock option (except as limited pursuant to Section 5(b)(2) hereof.

Notwithstanding anything to the contrary contained in this Section, if Executive terminates his employment more than six months following a change in control, the rights and benefits of Executive under this Agreement shall be determined without reference to such change of control.

          9.   TERMINATION.
               -----------

               (a) Either party may terminate the employment of Executive at any time and for any reason. Such termination by the Company without cause will be without prejudice to Executive's right to cash compensation (including signing bonus), stock options, including acceleration under the stock option agreement, residence purchase loan and all other benefits under this Agreement for the balance of its term.

               (b) "Cause" shall exist under the following circumstances: (1) willful disregard and habitual neglect of Executive of his duties despite adequate written warnings from the Board, (2) fraud or dishonesty with respect to Company or deliberate injury or attempt to injure Company, or (3) conviction of a felony. No act or failure to act by Executive shall constitute "cause" if one or more members of the Board knew or should have known of the act or failure to act for more than six months of its being asserted against Executive.

               (c) "Constructive termination by the Company" shall be considered termination without cause for purposes of this Agreement and shall be considered to have occurred if: (1) Company reduces by 20% or more Executive's base salary (except to the extent that such percentage reduction is effected across all senior

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

management); (2) if without Executive's consent, Company significantly reduces Executive's job authority or responsibility, including, without limitation, a change in title whereby Executive does not retain the title of Chairman and CEO; or (3) if without Executive's consent, Company requires Executive to change the location of his job or office, such that he will be based at a location more than fifty (50) miles from the Company's current Scotts Valley headquarters.

               (d) Termination of this Agreement by Executive for "good reason" shall be considered termination by the Company without cause. "Good reason" shall exist under the following circumstances: (1) if the Company fails in any material respect to perform its obligation under this Agreement (including, but not limited to, Company's obligation to employ Executive as Chairman and CEO); or (2) if the Company, through its Board, has materially and improperly interfered in Executive's management responsibilities and thus prevented Executive from performing substantially his reasonably assigned duties and written notice to the Company of the complained act(s) or failures to act has not produced timely and reasonably satisfactory responsive action by Company; or
(3) if as of the date hereof, the Company's filings with the Securities and Exchange Commission, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

No act or failure to act by Company which is known or should have known to Executive for more than six months prior to being asserted by Executive shall constitute "good reason" under this section.

               (e) In the event of any termination of his employment, for whatever reason, Executive will promptly (1) deliver to the Company all physical property, discs, documents, notes, printouts, and all copies thereof and other materials in Executive's possession or under Executive's control pertaining to the business of the Company, including, but not limited to, those embodying or relating to the inventions and the confidential information of the Company, (2) deliver to the Company's patent department or legal department or other person designated by the Company all notebooks and other data relating to research or experiments or other work conducted by Executive in the scope of employment or any inventions made, created, authored, conceived, or reduced to practice by Executive, either alone or jointly with others, and (3) make full disclosure relating to any inventions.

          10.  MISCELLANEOUS.
               -------------

               (a) With the input of Executive as the incoming Chairman of the Board, the Company's Board of Directors agrees to review its existing committees and the composition thereof. Notwithstanding the foregoing, unless and until otherwise determined by the Board, the executive committee and technology committee will be disbanded.

               (b) The Company agrees to reimburse Executive for the reasonable legal and other professional fees which he incurs in connection with the review and negotiation of the terms of this Agreement in an amount not to exceed $20,000.

               (c) It shall be a condition to Executive's employment and the benefits to be provided herein, that Executive execute and deliver the Company's standard employee confidentiality and inventions agreement. Without limiting the generality of the foregoing, Executive represents, warrants, and covenants that he:

                    i) will not, in the course of employment, infringe upon or violate any proprietary rights of any third party (including, without limitation, any third party confidential relationships, patents, copyrights, mask works, trade secrets, or other proprietary rights);

                    ii) is not a party to any conflicting agreements with third parties which will prevent his from fulfilling the terms of employment and the obligations of this Agreement;

                    iii) does not have in his possession any confidential or proprietary information or documents belonging to others and will not disclose to the Company, use, or induce the Company to use, any confidential or proprietary information or documents of others; and

                    iv) agrees to respect any and all valid obligations which he may now have to prior employers or to others relating to confidential information, inventions, or discoveries which are the property of those prior employers or others, as the case may be.

Executive has supplied or shall promptly supply to the Company a copy of each written agreement to which Executive is subject (other than any agreement to which the Company is a party) which includes any obligation of non-competition or nonsolicitation.

               (d) Executive recognizes that he possesses and will possess confidential information about other employees of the Company relating to their education, experience, skills, abilities, compensation and benefits, and interpersonal relationships with customers of the Company. Executive recognizes that the information he possesses and will possess about these other employees is not generally known, is of substantial value to the Company in developing its business and in securing and retaining customers, and has been and will be acquired by him because of his business position with the Company. Executive agrees that, during the period of Executive's employment hereunder and for a period of one (1) year thereafter, he will not, directly or indirectly, solicit or recruit any employee of the Company for the purpose of being employed by him or by any competitor of the Company on whose behalf he is acting as an agent, representative or employee and that he will not convey any such confidential information or trade secrets about other employees of the Company to any other person.

               (e) All notices and other communications under this Agreement shall be in writing and shall be given by fax or first-class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three (3) days after mailing or twenty-four (24) hours after transmission of a fax to the respective persons named below:

If to Company:                100 Borland Way
                              Scotts Valley, CA 95066
                              Legal Department
                              Fax: (408) 431-4171



If to Executive:              1264 North Shore Road
                              Lake Oswego, Oregon 97034

                              with a copy to:

                              James C. Carter
                              Schulte, Anderson, Downes Carter & Aronson,
                                 P.C.  811
                              Southwest Front Avenue, Ste. 500
                              Portland, Oregon 97204

Either party may change such party's address for notices by notice duly given pursuant hereto.

               (f) This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of California.

               (g) The Company shall make such deductions and withhold such amounts from each payment made to the Executive hereunder as may be required from time to time by law, governmental regulation or order. Except as provided in Section 4(a) hereof, no amounts payable hereunder shall be subject to a "gross up" for taxes payable by Executive with respect to such amounts.

               (h) This Agreement embodies the entire agreement of the parties respecting the matters within its scope and may be modified only in writing. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

               (i) This Agreement may be executed in several counterparts, each of which shall be deemed to be original but all of which together will constitute one and the same instrument.

               (j) Any controversy, claim or dispute arising out of or relating to this Agreement, or the obligation of the parties hereunder, shall be settled by binding arbitration in Santa Clara County, California. Arbitration shall be conducted before J.A.M.S./Endispute or other mutually agreeable forum in accordance with the California Employment Dispute Resolution Rules of the American Arbitration Association. The parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards shall be final and conclusive and may be entered in any court having jurisdiction thereof. If any arbitration or action at law or in equity is necessary to enforce or interpret the terms of this letter or the option agreements referred to herein, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.


                              BORLAND INTERNATIONAL, INC.


                              By: /s/ Harry J. Saal
                                  -----------------------------------------
                                      Harry J. Saal, Vice Chairman of the Board

                              By: /s/ Delbert W. Yocam
                                  -----------------------------------------
                                      Delbert W. Yocam

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